Exhibit 99.3

FORM OF LETTER

AMSURG CORP.

OFFER FOR ALL OUTSTANDING UNREGISTERED 5.625% SENIOR NOTES DUE 2020 ISSUED ON NOVEMBER 20, 2012 IN EXCHANGE FOR 5.625% SENIOR NOTES DUE 2020 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO THE

PROSPECTUS

DATED              , 2013

THE EXCHANGE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON              , 2013, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF PRIVATE NOTES (AS DEFINED BELOW) MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

, 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

AmSurg Corp. (the “Company”) is offering, upon the terms and subject to the conditions set forth in the Prospectus dated              , 2013 (the “Prospectus”) and in the related Letter of Transmittal and the instructions thereto (the “Letter of Transmittal,” and together with the Prospectus, the “Exchange Offer”) to exchange an aggregate principal amount of up to $250,000,000 of its 5.625% Senior Notes due 2020 (the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended, for a like principal amount of its 5.625% Senior Notes due 2020 issued on November 20, 2012 (the “Private Notes”). Capitalized terms used herein but not defined herein shall have the same meanings given to them in the Prospectus.

Enclosed herewith are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer with respect to (i) Private Notes in certified form if certificates of Private Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or prior to the Expiration Date or (ii) Private Notes accepted for clearance through the facilities of The Depository Trust Company (“DTC”) if a book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold the Private Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Return envelopes addressed to U.S. Bank National Association, the Exchange Agent, for the Exchange Offer.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON              , 2013, UNLESS EXTENDED OR EARLIER TERMINATED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

The Company has not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the Exchange Agent, for soliciting tenders of the Private Notes pursuant to the Exchange Offer. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent as provided in the enclosed Letter of Transmittal.

Very truly yours,

AmSurg Corp.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENTS OR GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.